ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 2nd QUARTER 2006 FINANCIAL
INFORMATION

KENNEWICK, WASHINGTON --- August 10, 2006 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 2006.

EST reported sales for the second quarter 2006, of $640,970, compared to sales of $547,178 for the same quarter in 2005. For the second quarter of 2006 the Company recorded a Net Income of $35,304, or $0.01 per share, compared Net Loss of $14,718, or $0.00, for the second quarter of 2005. EST recorded Net Income of $5,305 or $0.00 per share on sales of $1,128,803 for the six month period ended June 30, 2006, compared with Net Income of $5,247 or $0.00 per share on sales of $1,130,184 for the same period in 2005.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30 2006	June 30 2005	June 30 2006	June 30 2005
Sales	$640,970	$547,178	$ 1,128,803	$ 1,130,184
Net income (loss) before tax	61,786)	(17,363)	6,640	19,963
Net Income (loss)	35,304	(14,718)	5,305	5,247
Weighted average common Shares outstanding	5,153,667	5,148,667	5,152,258	5,148,667
Basic Earnings (Loss) per Share	$ 0.01	$(0.00)	$ 0.00	$ 0.00
Diluted Earnings (Loss) per Share	$ 0.01	$(0.00)	$ 0.00	$ 0.00

Selected Balance Sheet Information
(Unaudited)
	June 30, 2006	December 31, 2005
Cash and cash equivalents	$ 599,333	$ 651,265
Total current assets	2,778,066	2,764,889
Property & equipment (net)	178,443	184,025
Total assets	2,995,813	2,994,581
Total current liabilities	215,511	176,137
Long-term debt	-0-	-0-
Stockholders' equity	2,729,602	2,759,144

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM